SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-12

                                    HMSR Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
    5)  Total fee paid:

        -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        -----------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
    3)  Filing Party:

        -----------------------------------------------------------------------
    4)  Date Filed:

        -----------------------------------------------------------------------


NY/348058.4

                                    HMSR INC.
                         (formerly named HemaSure Inc.)
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on October 10, 2001

         The 2001 Annual Meeting of Stockholders of HMSR Inc. (the "Company") will be held at the Best Western, Marlborough, Massachusetts, on Wednesday, October 10, 2001 at 10:00 a.m., local time, to consider and act upon the following matters:

         1. To elect three directors to serve until the next Annual Meeting of Stockholders.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Stockholders of record at the close of business on August 24, 2001 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's common stock, par value $.01 per share.

         All stockholders are cordially invited to attend the meeting.

                              By Order of the Board of Directors




                              JAMES B. MURPHY, Executive Officer


Marlborough, Massachusetts
September 5, 2001




         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.



NY/348058.4

                                    HMSR INC.
                         (formerly named HemaSure Inc.)
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752

           Proxy Statement for the 2001 Annual Meeting of Stockholders

                         To Be Held on October 10, 2001

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HMSR Inc. (the "Company") for use at the 2001 Annual Meeting of Stockholders to be held on October 10, 2001 and at any adjournments or postponements of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

         The Company's Annual Report for the year ended December 31, 2000 is being mailed to stockholders with the mailing of this Notice of Meeting and Proxy Statement on or about September 5, 2001.

Voting Securities and Votes Required

         On August 24, 2001, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 18,891,897 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

         Under the Company's Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Stockholders holding shares of Common Stock who are present in person or represented by proxy (including stockholders who abstain from voting their shares or who do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

         The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors.

         Stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.


NY/348058.4

Stock Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information, as of August 24, 2001, with respect to any person (including any "group," as that term is used in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, the executive officers of the Company named in the Summary Compensation Table under the heading "Compensation of Executive Officers" below, and all of its directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to the directors and officers of the Company, is based on a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company's Common Stock. As of August 24, 2001, the record date for the Annual Meeting, there were 18,891,897 shares of Common Stock outstanding.

         The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after August 24, 2001 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise specified, the address for each person below is c/o HMSR Inc., 140 Locke Drive, Marlborough, Massachusetts 01752.


                                                                   Percentage of
                                                Shares of Common       Common
        Name and Address                       Stock Beneficially       Stock
                                                     Owned          Outstanding
-------------------------------------         -------------------- -------------

Sepracor Inc..........................             6,700,334(1)         31.5%(1)
    111 Locke Drive
    Marlborough, MA 01752

Gambro Inc............................             5,165,343            27.3%
    10811 West Collins Avenue
    Lakewood, CO  80215-4498

Timothy J. Barberich(2)...............               191,000(2)          1.0%

David S. Barlow(3)....................                 3,000(3)          *

Justin E. Doheny(4)...................                89,200(4)          *

John F. McGuire, III(5)...............               930,000(5)          4.7%

James B. Murphy(6)....................               270,090(6)          1.4%

Peter C. Sutcliffe(7).................               262,078(7)          1.4%

Edward C. Wood(8).....................                80,000             *

NY/348058.4

                                                                   Percentage of
                                                Shares of Common       Common
        Name and Address                       Stock Beneficially       Stock
                                                     Owned          Outstanding
-------------------------------------         -------------------- -------------

All directors and executive officers
as a group(six persons)(9)............             1,825,368(9)          8.8%(9)


---------------
*        Represents holdings of less than one percent.

(1) Includes 2,367,000 shares of Common Stock which Sepracor has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding warrants.

(2) Mr. Barberich is the President and Chief Executive Officer of Sepracor. Includes 162,000 shares of Common Stock which Mr. Barberich has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding stock options.

(3) Mr. Barlow was a member of the Board of Directors until December 31, 2000.

(4) Includes 88,500 shares of Common Stock which Mr. Doheny has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding options.

(5) Includes 900,000 shares of common Stock which Mr. McGuire has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding options.

(6) Includes 270,000 shares of Common Stock which Mr. Murphy has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding options.

(7) Includes 250,000 shares of Common Stock which Mr. Sutcliffe has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding options.

(8) Mr. Wood was the President of Gambro BCT until April 2000 and a member of the Board of Directors until December 31, 2000. Includes 75,000 shares of Common Stock which Mr. Wood has the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding options.

(9) Includes an aggregate of 1,745,500 shares of Common Stock which executive officers and directors have the right to acquire within 60 days after August 24, 2001 upon exercise of outstanding stock options.



                              ELECTION OF DIRECTORS

         The persons named in the enclosed proxy will vote to elect as directors the three nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of the Board of Directors of the Company.

         Each director will be elected to hold office until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

         There are no family relationships between or among any officers or directors of the Company.

NY/348058.4

         Set forth below are the name and age of each member of the Board of Directors, and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock owned, directly or indirectly, by each director as of August 24, 2001 appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

                              Nominees For Director

         Timothy J. Barberich, age 52, has served as Chairman of the Board of the Company since April 1997, as a director since the Company's organization in 1993 and was Chairman of the Board of Directors from 1993 until March 1996. Mr. Barberich was a founder of Sepracor Inc. ("Sepracor"), a specialty pharmaceutical company, and has served as President, Chief Executive Officer and a director of Sepracor since 1984, and as Chairman of the board of directors of Sepracor since December 1999. As of August 24, 2001, Sepracor owned approximately 31.5% of the outstanding Common Stock of the Company. Mr. Barberich also serves as Chairman of the board of directors of BioSepra Inc., a publicly traded subsidiary of Sepracor engaged in the manufacture of instrumentation and media for the pharmaceutical industry.

         Justin E. Doheny, age 49, has served as a director of the Company since April 1998. Mr. Doheny is an Instructor at St. Peter's College in Jersey City, NJ and maintains a consulting practice. Previously he served as Executive Vice President and Chief Operating Officer of Saint Peter's University Hospital, New Brunswick, NJ, from August 1997 through August 2000. During 1996 (June-October), Mr. Doheny served as Senior Vice President of Saint Barnabas Health Care System in Livingston, NJ. From December 1985 until June 1996, Mr. Doheny held the position of President of Wayne General Hospital, located in Wayne, NJ.

         John F. McGuire, III, age 54, is an Executive Officer of the Company. Since May 29, 2001 Mr. McGuire has also served as President of Whatman BioScience, Inc. Previously, he served as Chief Executive Officer, President and a director of the Company from April 1997 until the consummation of the transactions contemplated by that certain Asset Purchase Agreement by and among the Company, Whatman BioScience, Inc. and Whatman plc, dated as of February 3, 2001 (the "Asset Sale"), on May 29, 2001. Prior to that time, Mr. McGuire served as Vice President and General Manager of Johnson & Johnson's ("J&J") Ortho Diagnostic Systems Blood Bank Business Unit since January 1996. From March 1995 to January 1996, Mr. McGuire held the position of Vice President, Sales &
Marketing, North America for J&J. From August 1990 to March 1995, Mr. McGuire served as Managing Director of Ortho Diagnostic Systems, U.K. and Belgium for J&J. From September 1988 to August 1990, Mr. McGuire held the position of Marketing Director for the AIDS and Hepatitis Business Unit of J&J. From 1977 to 1988, Mr. McGuire held various management positions at E.I. DuPont De Nemours & Company, the last of which was National Sales Manager, AIDS & Hepatitis Business. Mr. McGuire is a member of the Board of Trustees of the National Blood Foundation Trust Fund.

Board and Committee Meetings

         The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Board of Directors has not adopted an Audit Committee charter. The Audit Committee met once in 2000. The members of the Audit Committee were Frank Corbin and Justin
Doheny  until  November  2000  when  Frank  Corbin  resigned  from the  Board of

NY/348058.4

Directors. Since November 2000 the Board of Directors has assumed the Audit Committee responsibility.

         The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board of Directors regarding compensation programs of the Company. The Compensation Committee is responsible for establishing and modifying the compensation of all corporate officers of the Company, adoption and amendment of all stock option and other employee benefit plans, and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met once in 2000. The members of the Compensation Committee are Justin Doheny and Timothy Barberich.

         The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

         The Board of Directors held four meetings during 2000. Each director attended at least 75% of the total number of meetings (including consents in lieu of meetings) of the Board of Directors.

             Report of the Audit Committee of the Board of Directors

         The Board of Directors' Audit Committee carries out functions related to the oversight of the Company's preparation, review and audit of the Company's financial statements. The development and maintenance of internal controls and the financial reporting system and the preparation of financial statements are the responsibility of the Company's management. The Company's independent auditors perform an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee the foregoing functions.

         The Audit Committee has met and held discussions with management and the independent auditors with respect to the Company's financial statements and related matters. Management advised the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors, PricewaterhouseCoopers LLP. The independent auditors presented to and reviewed with the Audit Committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and in connection therewith the Audit Committee discussed with the independent auditors that firm's independence.

         Based on the Audit Committee's discussions with management and the independent auditors as described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on the Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Audit Committee

Timothy J. Barberich
John F. McGuire, III
Justin E. Doheny

NY/348058.4

Compensation for Directors

         Directors who are neither officers nor employees of the Company or of any subsidiary of the Company (the "Outside Directors") receive $1,000 for each meeting of the Board they attend and are entitled to participate in the Company's 1994 Director Stock Option Plan, as amended (the "Director Option Plan"), provided that Mr. Barberich does not receive compensation for attendance at meetings of the Board. In 2000, Mr. Barlow received $3000 and Messrs. Doheny and Wood each received $4000 for compensation as Outside Directors. Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors. On January 5, 1994, options to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $2.00 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, 45,000 shares, and Mr. Barlow, Mr. Stutz and two former members of the Board (Messrs. Tullis and Kimbell) 7,500 shares each. On May 17, 1995, options to purchase 1,500 shares of Common Stock at an exercise price of $5.50 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Stutz and two former members of the Board (Messrs. Tullis and Kimbell). On February 15, 1996, options to purchase 18,750 shares of Common Stock at an exercise price of $12.375 per share were granted under the 1994 Stock Option Plan to Mr. Barberich. On May 16, 1996, options to purchase an aggregate of 39,000 shares of Common Stock at an exercise price of $16.25 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell, and Mr. Stutz, 9,750 shares each. On May 16, 1997, options to purchase an aggregate of 12,000 shares of Common Stock at an exercise price of $1.75 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell and Mr. Stutz, 3,000 shares each. On January 22, 1998, options to purchase an aggregate of 162,000 shares of Common Stock, at an exercise price of $0.625, were granted under the 1994 Stock Option Plan to the following directors: Mr. Barberich, 75,000 shares, and Messrs. Barlow and Stutz, 43,500 shares each. On May 26, 1998, options to purchase an aggregate of 16,500 shares of Common Stock at an exercise price of $1.50 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, and Mr. Stutz 3,000 shares each and Mr. Doheny, 7,500 shares. On June 10, 1999, options to purchase an aggregate of 27,000 shares of common stock at an exercise price of $4.875 per share were granted under out 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Doheny and Mr. Stutz, 3,000 shares each, and Mr. Corbin and Mr. Wood, 7,500 shares each. On June 7, 2000 options to purchase an aggregate of 18,000 shares of common stock at an exercise price of $5.50 per share were granted under the 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Doheny, Mr. Perez, Mr. Corbin and Mr. Wood. On February 5, 2001, options to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $0.719 per share were granted under the 1999 Director Stock Option Plan to Mr. Doheny and Mr. Wood, 75,000 shares each.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

         The following table sets forth the names, ages and positions of the current executive officers of the Company.

                     Name                  Age                        Position
                    -----                  ---                        --------
John F. McGuire.....................        54    Executive Officer and Director
James B. Murphy.....................        45    Executive Officer
Peter C. Sutcliffe..................        51    Executive Officer

NY/348058.4

         Mr. McGuire's biography is set forth under "Election of Directors-- Nominees for Director."

         Mr. Murphy is an Executive Officer of the Company. He served as Senior Vice President, Finance and Administration from February 1996 until the closing of the Asset Sale on May 29, 2001. From April 1994 to January 1996, he served as Vice President and Corporate Controller of the Company. Prior to that, from 1990 to April 1994, he served as Corporate Controller of Sepracor. Previously, Mr. Murphy held the positions of Senior Corporate Accountant at BBN Inc. and Senior Accountant at Arthur Andersen LLP. Since May 29, 2001 Mr. Murphy has served as Vice President of Finance of Whatman Inc.

         Mr. Sutcliffe is an Executive Officer of the Company. He served as Chief Operating Officer of the Company from April 3, 1998 until the closing of the Asset Sale on May 29, 2001. From May 1996 until that time, Mr. Sutcliffe served as Vice President of Manufacturing Operations of the Company. From May 1982 until May 1996, Mr. Sutcliffe held the position of Vice President Manufacturing for Corning Costar Incorporated. From 1976 until 1982, he was a plant manufacturing manager at Millipore Corporation. Since May 29, 2001 Mr. Sutcliffe has served as Vice President of Manufacturing of Whatman Inc.

Compensation of Executive Officers

         Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of the Company's President and Chief Executive Officer and the Company's other executive officers (including former executive officers) whose total annual salary and bonus for 2000 exceeded $100,000 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                        Long-Term
                                                                                       Compensation
                                                   Annual Compensation                    Awards
                                      --------------------------------------------     -------------
                                                                                                            All
                                                                      Other Annual      Securities         Other
                                                            Bonus     Compensation      Underlying     Compensation
    Name and Principal Position       Year   Salary ($)      ($)         ($)(1)        Options/SARs       ($)(3)
-----------------------------------   ----   ----------     -----     ------------     ------------    -------------

John F. McGuire, III..........       2000      $260,642   $20,000              -                 -         $1,229
    President and                    1999       282,000    20,000       $95,632(2)         100,000          1,008
    Chief Executive Office           1998       216,172       -                -           200,000            300

James B. Murphy...............       2000      $160,141   $10,000              -                 -           $797
    Senior Vice President            1999       166,660    10,000              -            50,000            608
    Finance and Administration       1998       140,063       -                -           160,000             63

Peter C. Sutcliffe............       2000      $175,441   $10,000              -                 -           $882
    Vice President and               1999       176,400    10,000              -            50,000            701
    Chief Operating Officer          1998       160,125       -                -           200,000            125


------------
(1) Other compensation in the form of perquisites and other personal benefits, securities or property has been omitted if such compensation constituted less than the lesser of $50,000 or 10% of the total salary and bonus for the Named Executive Officer.

(2)      Represents relocation expenses.

(3)      Represents the taxable portion of group life insurance.

NY/348058.4

         Option Grant Table. No options were granted during the year ended December 31, 2000 by the Company to the Named Executive Officers.

         Year-End   Option  Table.   The  following  table  sets  forth  certain
information regarding options held as of December 31, 2000 by the Named Executive Officers. No Named Executive Officer exercised stock options in 2000.



                AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND
                           YEAR-END OPTION/SAR VALUES

                                                                          Number of
                                                                          Securities         Value of Unexercised
                                                                          Underlying             In-The-Money
                                                                         Unexercised            Options/SARs at
                                                                       Options/SARs at          Fiscal Year-End
                                                                     Fiscal Year-End (#)            ($)(1)
                                                                    --------------------     ---------------------
                                        Shares
                                       Acquired
                                          on
                                       Exercise        Value             Exercisable/            Exercisable/
                Name                      (#)       Realized ($)        Unexercisable            Unexercisable
----------------------------------    ----------   -------------     ------------------        ----------------

John F. McGuire................                                         420,000/480,000               0/0
James B. Murphy................                                         110,000/160,000               0/0
Peter C. Sutcliffe.............                                         100,000/150,000               0/0


----------

(1) Value is based on the closing sales price of the Company's Common Stock on December 29, 2000 ($0.25), the last trading day of the Company's 2000 fiscal year, less the applicable option exercise price.


         Option Repricing Table. The table set forth below provides certain information concerning all adjustments to the exercise prices of outstanding stock options held by executive officers of the Company during the past 10 years.


                         TEN-YEAR OPTION/SAR REPRICINGS

                                         Number of
                                         Securities    Market Price     Exercise                  Length of Original
                                         Underlying     of Stock at     Price at                     Option Term
                                        Options/SARs      Time of        Time of       New        Remaining at Date
                                        Repriced or    Repricing or   Repricing or   Exercise      of Repricing or
          Name                Date        Amended        Amendment      Amendment     Price      Amendment (years)
--------------------        -------    --------------  ------------   ------------  ----------  --------------------


John F. McGuire.....        1/22/98           600,000    $0.6250         $ 2.5630     $0.6250             9

James B. Murphy.....        4/16/97            12,000    $3.5000         $ 7.5000     $3.5000             10
                            4/16/97            30,000    $3.5000         $12.3800     $3.5000             10
                            1/22/98           120,000    $0.6250         $ 3.5000     $0.6250             9

Peter C. Sutcliffe..        4/16/97            25,000    $3.5000         $14.3750     $3.5000             9
                            1/22/98           100,000  -------------     $ 3.5000     $0.6250             9
                                                         $0.6250

NY/348058.4

Report of the Compensation Committee

         The Compensation Committee of the Board of Directors, which is currently comprised of two non-employee directors, Messrs. Barberich and Doheny, are responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. The Compensation Committee sets the compensation for executive officers and establishes compensation policies for the Company's Chief Executive Officer and the other executive officers of the Company. All decisions by the Compensation Committee are reviewed by the Board of Directors.

         The Company's executive compensation program is designed to promote the achievement of the Company's business goals, and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a combination of base salary, bonus and stock-based incentives. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

         Compensation Philosophy

         The objective of the executive compensation program is to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

         o     Competitive  and Fair  Compensation
               The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company believes compensation for its executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success. The Company also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the organization.

         o     Sustained Performance
               Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, timely development and commercial introduction of new products, establishment of strategic alliances with third parties and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

         In  evaluating  each  executive  officer's  performance,   the  Company
generally conforms to the following process:

         o Company and individual goals and objectives are established at the beginning of the performance cycle.

NY/348058.4

         o At the end of the performance cycle, the accomplishments of the executive's goals and objectives and his contributions to the Company are evaluated.
         o The executive's performance is then compared with peers within the Company and the results are communicated to the executive.
         o The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary, bonus and stock compensation levels.

         Annual compensation for the Company's executives generally consists of a base salary, bonus and from time to time, the Committee may consider the granting of stock options based upon performance in a particular year.

         The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility, and may include achievement of the operating budget for the Company as a whole or of a department or project of the Company, continued innovation in development and commercialization of the Company's technology and products, timely development and commercial introduction of new products, implementation of financing strategies and establishment of strategic alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

         Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a vesting period of up to five years to encourage key employees to continue in the employ of the Company. During 2000 no stock options were granted to executive officers.

         Executive officers are also eligible to participate in the Company's 1995 Employee Stock Purchase Plan, as amended (the "Purchase Plan"). The Purchase Plan is available to virtually all employees of the Company and generally permits participants to purchase shares of Common Stock at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

         Base Salaries

         The base salaries of the Named Executive Officers have been set by reviewing compensation for competitive positions in the market and the historical compensation levels of such executives. The employment agreements with the Named Executive Officers are described more fully under "Certain Relationship and Related Transactions."

         Compliance with Internal Revenue Code Section 162(m)

NY/348058.4

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief
Executive Officer and four other most highly compensated executive officers. Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers (which currently consists of stock option grants and performance based bonuses described above), in a manner that complies with the new statute to mitigate any disallowance of deductions.

Compensation Committee

Timothy J. Barberich
Justin E. Doheny

Compensation Committee Interlocks and Insider Participation

         The current members of the Compensation Committee are Messrs. Barberich and Mr. Doheny. Neither Mr. Barberich, nor Mr. Doheny were at any time during 2000, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

         No executive officer of the Company has served in 2000 as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

         THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS
AMENDED, NOTWITHSTANDING ANY SUCH INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

Comparative Stock Performance

         The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from December 31, 1995 through the year ended December 31, 2000 with the cumulative total return on (i) the CRSP Total Return Index for The Nasdaq Stock Market (the "Nasdaq Composite Index"), and (ii) the Nasdaq Pharmaceutical Index (assuming the investment of $100 in the Company's Common Stock on January 1, 1996, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index on December 31, 1995 and reinvestment of all dividends).

         Measurement points are on the last trading day of the years ended December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000.

NY/348058.4

[GRAPHIC OMITTED]


Certain Relationships and Related Transactions

         Sepracor. The Company was organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its blood filtration and membrane filter design business to the Company in exchange for 3,000,000 shares of Common Stock. As of August 24, 2001, Sepracor beneficially owned approximately 31.5% of the Company's outstanding Common Stock. Mr. Barberich, a director of the Company, is President and Chief Executive Officer of Sepracor. Until September 1999, Mr. Barlow, a director of the Company, was Executive Vice President and President, Pharmaceuticals Division of Sepracor.

         In September 1998, the Company completed a $5 million revolving line of credit arrangement with a commercial bank. Sepracor, the Company's largest shareholder has guaranteed to repay amounts borrowed under the line of credit (all of which was repaid by the Company as of September 2000). In exchange for the guarantee, the Company granted to Sepracor warrants to purchase up to 1,700,000 shares of the Company's common stock at a price of $0.69 per share. The warrants will expire in the year 2003 and have certain registration rights associated with them.

         On March 23, 1999, the Company completed a private placement financing with Sepracor in which the Company received $2,000,000 in exchange for 1,333,334 shares of the Company's common stock and warrants to purchase an additional 667,000 shares of common stock at $1.50 per share. The warrants will expire in the year 2004 and have certain registration rights associated with them. The

NY/348058.4

Company  may  require   Sepracor  to  exercise   these  warrants  under  certain
circumstances as described in the warrant agreement.

         Gambro Inc. On May 3, 1999, the Company completed a private placement financing with Gambro Inc. The stock subscription agreement, which the company entered into with Gambro Inc. in connection with this financing, provided for an initial investment of $9,000,000 in exchange for 4,500,000 shares of the Company's common stock. The stock subscription agreement also provided Gambro Inc. with an option to purchase additional shares of the Company's common stock for up to an aggregate purchase price of $3,000,000 at any time between August 3, 1999 and May 3, 2000 with the price per share of common stock to be based upon the market price of the Company's common stock. In October 1999, Gambro Inc. exercised this option in full. In connection with the exercise of this option, Gambro Inc. purchased 498,355 shares at a price of $6.02 per share. The price and number of shares reflected the average price of the Company's stock in the 30 days prior to the exercise date of October 5, 1999. The stockholders' agreement, which the Company entered into with Gambro Inc. in connection with this financing, provided that Gambro Inc. have representation on the Company's board of directors of up to two directors and the Company's representative committees and contained, among other things, various registration rights and anti-dilution and standstill provisions. Subject to certain terms and conditions, the anti-dilution provisions prohibit us from selling or issuing our common stock or securities convertible into the Company's common stock in any offering to a third party without offering Gambro Inc. the opportunity to purchase at the same price and terms that number of securities necessary for Gambro Inc. to maintain its beneficial ownership of our outstanding common stock. Furthermore, in an offering or in certain other limited situations, the Company must provide Gambro Inc. with notice of the Company's intention to sell as well as a right to negotiate with us first for the purchase of the Company's securities. Gambro Inc. agreed to certain restrictions on its ability to sell the Company's common stock owned by it and its permitted transferees. Gambro Inc. also agreed to refrain from acquiring beneficial ownership of additional equity or debt securities of the Company, engaging in certain proxy solicitation activities, seeking to control the Company's management, policies or affairs and taking certain actions relating to business combinations and similar transactions without prior approval of the Company's Board of Directors. Gambro Inc. purchased 1,178,680 shares of the Company's common stock in a private placement financing consummated by the Company in March 2000. Gambro Inc. agreed to waive its registration rights in connection with the registration statement filed by the Company in connection with that offering.

         David Perez, a member of the Board of Directors from April 2000 until October 10, 2000, and Frank Corbin, a member of the Board of Directors from June 1999 until October 10, 2000, are President of Gambro BCT, a division of Gambro Inc., and Vice President of Research and Development of Gambro BCT, respectively. Edward C. Wood, a member of the Board of Directors from June 1999 until December 31, 2000, was President of Gambro BCT until April 2000. In August 2001, Gambro agreed to forfeit all of its right to nominate a member of the Company's Board of Directors and it no longer possesses such right.

         In 1998, the Company completed a distribution and development agreement, which was amended in May 1999, with Gambro Inc. to act as the Company's exclusive distributor of our r\LS System worldwide, except for sales to the American Red Cross. Furthermore, this agreement provided that Gambro Inc. could (upon mutual agreement by the Company and Gambro Inc.) distribute additional future products developed by the Company that filter blood and its components. Gambro Inc. markets and sells blood component apheresis equipment to the blood center market. The agreement with Gambro Inc. contemplated the development by us of an OEM filter for use the with Gambro Inc.'s Trima Automated Blood Collection System.

NY/348058.4

         In November 2000, the Company was notified by Gambro BCT of its purported termination of the distribution agreement. Gambro BCT cited the American Red Cross's termination of its supply contract with the Company and other recent business conditions as the central rationale for its purported termination. On March 5, 2001, the Company and Gambro entered into a termination and release agreement, pursuant to which (i) the distribution agreement was deemed terminated November 21, 2000, (ii) the parties mutually released each other from all further obligations and liabilities, except with respect to confidentiality and indemnities related to product liability and patent infringement, and (iii) Gambro returned 1,011,692 shares of the Company's common stock with a then fair market value of approximately $332,000 as consideration for the Company's inventory of products bearing Gambro's company name.

         Employment and Retention Agreements. The Company entered into an employment agreement, as of April 1, 1997(the "Employment Agreement"), with John
F. McGuire which provides that Mr. McGuire serve as President and Chief Executive Officer of the Company. The Employment Agreement provided for a first year salary of $14,583 per month and an annual bonus of $75,000 to be earned upon the achievement of certain goals as determined by the Board of Directors, and for adjustments thereto in subsequent years, as determined by the Board of Directors or its Compensation Committee. Upon execution of the Employment Agreement, Mr. McGuire received an option to purchase 600,000 shares of Common Stock at an exercise price equal to the "low" bid price for the Common Stock as quoted on the Nasdaq National Market System for the week of April 4, 1997. The options vest in four equal annual installments commencing in 1998. Pursuant to the Employment Agreement, an additional 200,000 incentive stock options were issued to Mr. McGuire in January, 1998. Finally, pursuant to the terms of the Employment Agreement, if Mr. McGuire is terminated other than for cause, he would receive one year's salary plus the bonus payable for the prior year, to be paid monthly over the course of the 12 months following such termination, or until he secures employment in an equivalent role.

         On December 15, 1998, the Company entered into senior management retention Agreements (the "Retention Agreements"), with each of John F. McGuire, James B. Murphy and Peter C. Sutcliffe, (each individually a "Key Employee"), to reinforce and encourage their continued attention and dedication to their duties. Pursuant to the Retention Agreements, in the event a change of control occurs (as defined in the Retention Agreements) and the Key Employee (i) is terminated by the Company after the change of control, (ii) remains employed by the Company for 12 months after the change of control or (iii) terminates his employment with the Company for good cause, then the Key Employee would be eligible for (i) payment of his full base salary plus all amounts entitled under any compensation plan through the termination date, (ii) severance payments, payable in 24 equal monthly installments equal to 200% (except for Mr. McGuire who shall receive 300%),of the higher of his annual base salary immediately prior to the date of termination or his base salary in effect immediately prior to the change of control and (iii) life, disability, dental, accident and group health insurance benefits for a period of 36 months after such termination. The Retention Agreements were automatically renewed each year unless written notice of termination is delivered by October 30th of any given year.

         Upon the closing of the Asset Sale, the Company entered into new employment agreements with each of Messrs. McGuire, Murphy and Sutcliffe, which superceded, terminated and canceled the Senior Management Retention Agreements and the prior employment agreement between the Company and Mr. McGuire. Pursuant to the new employment agreements, Messrs. McGuire, Murphy and Sutcliffe will continue to provide part-time services to the Company following the consummation of the Asset Sale to assist with the transition of the Company's business. The term of employment under each of these new employment agreements commenced upon the consummation of the Asset Sale and shall terminate upon the earlier of (i) 90 days after a merger or consolidation of the Company, (ii) a liquidation or dissolution of the Company, or (iii) 18 months. Upon the execution of these new employment agreements, the Company made lump sum payments to Messrs. McGuire, Murphy and

NY/348058.4

Sutcliffe in the amounts of $225,000, $135,000 and $146,250, respectively, and will pay them an aggregate salary of $75,000, $45,000 and $48,750, respectively, over the terms of their respective employment with the Company. The amounts and the timing of these payments were made as an inducement to each of Messrs. McGuire, Murphy and Sutcliffe to carry out part-time services to the Company subsequent to the consummation of the Asset Sale and to forego their respective rights under the Senior Management Retention Agreements. Under the terms of the new employment agreements, all vested and unexercised options held by any of Messrs. McGuire, Murphy and Sutcliffe will terminate within 90 days following the termination of such person's employment with the Company.

                             INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP is currently serving as the Company's independent accountants. Coopers & Lybrand LLP has served as the Company's independent accountants since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

    FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP FOR
                                  FISCAL 2000

         Audit Fees. Audit fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 included in the Company's annual report on Form 10-K and the review of interim financial statements included in the Company's quarterly reports on Form 10-Q totaled $54,100.

         Financial Information Systems Design and Implementation. The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

         All Other Fees. Fees billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services rendered to the Company for the fiscal year ended December 31, 2000, including tax related services, totaled $58,855.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

         All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

NY/348058.4

Deadline for Submission of Stockholder Proposals for the 2001 Annual Meeting

         Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office in Marlborough, Massachusetts not later than February 1, 2002 for inclusion in the proxy statement for that meeting.



                                    By Order of the Board of Directors


                                    James B. Murphy
                                    Executive Officer




September 5, 2001


         THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                              HMSR INC.
                                                   (formerly named HemaSure Inc.)
                                              PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                         Annual Meeting of Stockholders -- October 10, 2001

            Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Timothy J. Barberich and John F.
McGuire, or each or any of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2001 Annual Meeting of Stockholders of HMSR Inc., and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

            This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote "For" proposal numbers 1 and 2.

            A vote FOR the director nominees and FOR proposal number 2 is recommended by the Board of Directors.

                                        PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN
                                                 PROMPTLY IN THE ENCLOSED ENVELOPE.

-----------
|         |  Please mark your
|    X    |  votes as in this
|         |  example                                                                                                |
-----------                                                                                                         |
                                                                                                                    |
             For all nominees  Withhold authority                                                                   |
             listed at right    to vote for all                                                                     ------
                                nominees listed                                                               FOR   AGAINST  ABSTAIN
                                   at right
1. ELECTION      -------            -------         Nominees:  Timothy J. Barberich   2. To transact such  -------  -------  -------
   OF            |     |            |     |                    Justin E. Doheny          other business    |     |  |     |  |     |
   DIRECTORS     |     |            |     |                    John F. McGuire           as may properly   |     |  |     |  |     |
                 |     |            |     |                                              come before the   |     |  |     |  |     |
                 |     |            |     |                                              meeting or any    |     |  |     |  |     |
                 -------            -------                                              adjournment       -------  -------  -------
                                                                                         thereof.
INSTRUCTIONS: To withhold authority to
vote for individual nominee(s) strike a
line through each such nominee's name in
the list at right. Your shares will be
voted for the remaining nominee(s).

                                                                                      Please read the reverse side of this card.

                                                                                      PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY
                                                                                      CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                      HAS YOUR ADDRESS   DO YOU HAVE ANY
                                                                                      CHANGED?           COMMENTS?

                                                                                      ----------------------------------------------

                                                                                      ----------------------------------------------

SIGNATURE                                                                                   DATE
           ---------------------------------------------------------------------------------       ---------------------------------
     NOTE: Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees or other
           Fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should give his or her title.